Exhibit 99.1

FOR IMMEDIATE RELEASE

TERRA INDUSTRIES INC. TO ACQUIRE MISSISSIPPI CHEMICAL CORPORATION FOR APPROXIMATELY $268 MILLION

Transaction Expands Terra’s Position as a Leading Provider of Nitrogen Products

Transaction to be Submitted to U.S. Bankruptcy Court for Approval

SIOUX CITY, IOWA and YAZOO CITY, MISSISSIPPI – August 9, 2004 – Terra Industries Inc. (NYSE: TRA) and Mississippi Chemical Corporation (OTC BB: MSPIQ.OB) today announced that the two companies have reached a definitive agreement under which Terra will acquire all of the outstanding shares of Mississippi Chemical for an estimated total value of approximately $268 million. The transaction consideration will include cash and assumed debt of $161 million and stock of $107 million, and the final value will depend on Terra’s share price and closing adjustments. Both companies’ Boards of Directors have unanimously approved the transaction. The Official Committee of Unsecured Creditors in Mississippi Chemical’s bankruptcy case, Mississippi Chemical’s largest unsecured creditors and its debtor-in-possession secured lenders also support the transaction.

Mississippi Chemical and its domestic subsidiaries are currently operating under Chapter 11 of the U.S. Bankruptcy Code. As a result, the purchase agreement and related amended plan of reorganization are subject to approval by the U.S. Bankruptcy Court for the Southern District of Mississippi, as well as other regulatory approvals. Mississippi Chemical intends to file for Bankruptcy Court approval of the purchase agreement and related amended plan of reorganization by the end of August. Prior to the Terra acquisition and pursuant to the amended plan of reorganization, Mississippi Chemical’s nitrogen and phosphate businesses will be separated and the phosphate business will be either sold or transferred to the holders of Mississippi Chemical’s 7 1/4% senior notes and Mississippi Phosphates’ 5.8% industrial revenue bonds. After confirmation of the amended plan of reorganization, Terra will acquire all of the stock of Mississippi Chemical. The transaction is expected to be completed no later than the first quarter of 2005.

Expected Benefits of the Transaction

Terra’s acquisition of Mississippi Chemical is expected to:

•	Expand Terra’s product sourcing and distribution capabilities beyond its existing North American and U.K. operations by diversifying its asset base in Trinidad and the U.S.;

•	Improve Terra’s business risk profile by strengthening Terra’s industrial nitrogen market position and increasing its sourcing from low-cost gas regions;

•	Provide Terra with new growth opportunities through Mississippi Chemical’s terminal assets in Donaldsonville, La. and Houston, Tx.;

•	Yield significant annual cost savings; and

•	Be accretive to Terra’s earnings and cash flow per share in the first year after closing.

“This is an important step in our efforts to strengthen Terra’s asset base and position the company for the long-term,” said Michael L. Bennett, Terra’s President and Chief Executive Officer. “Expanding our nitrogen manufacturing capabilities and diversifying our natural gas sources have been two important Terra objectives. Mississippi Chemical’s 50% interest in the Point Lisas, Trinidad ammonia production facility will significantly enhance Terra’s flexibility by lowering production costs in a high natural gas price environment. Mississippi Chemical’s terminal assets in Donaldsonville and Houston provide Terra with access to new markets. We also expect the Yazoo City facility’s mix of upgraded products for agricultural and industrial markets to serve us well.

“This transaction creates a strong platform for improved efficiency and future growth,” added Mr. Bennett. “The addition of Mississippi Chemical expands Terra’s product sourcing and distribution capabilities and strengthens our industrial nitrogen market position. We are confident this transaction will enhance Terra’s earnings power throughout the nitrogen market cycle and deliver significant value to our shareholders.”

Coley Bailey, Chairman and Chief Executive Officer of Mississippi Chemical, said, “We are very pleased to have reached this agreement with Terra. This transaction is an important step forward in completing the company’s plan of reorganization. We believe that it maximizes the value of Mississippi Chemical for our creditors and stakeholders while affording them the unique opportunity to participate in the upside potential of the combined company.”

Mr. Bailey continued, “This transaction reflects the importance and quality of Mississippi Chemical’s people and our outstanding manufacturing capabilities. I thank our employees for their continuing hard work and dedication. We are all committed to completing the sale process as expeditiously as possible and ensuring a seamless transition.”

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Terra expects the transaction to be accretive to its earnings and cash flow per share in the first year after closing under most reasonable natural gas cost scenarios and applying customary operating, sales and administrative practices for these types of businesses. Terra expects to realize significant annual cost savings through synergies in the areas of product sourcing, distribution, administration and sales. Terra expects to quantify these and other cost saving opportunities as it and Mississippi Chemical develop an integration plan to combine the two companies.

Overview of Combined Terra-Mississippi Chemical

Mississippi Chemical owns a 50% interest in Point Lisas Nitrogen Limited in The Republic of Trinidad and Tobago, which has the capacity to produce annually 715,000 tons of ammonia from low-cost natural gas supplied under a contract with the National Gas Company of Trinidad and Tobago. In the U.S., Mississippi Chemical produces nitrogen products at its Yazoo City, Miss. and Donaldsonville, La. facilities and owns and operates a storage and distribution terminal in Donaldsonville – one of the northernmost points on the Mississippi River capable of receiving ocean-going nitrogen vessels. Mississippi Chemical also owns a 50% interest in an ammonia terminal located near Houston, Tx. Production at the Donaldsonville facility is limited to one anhydrous ammonia plant that operates on a swing basis to take advantage of favorable relationships between natural gas costs and anhydrous ammonia prices.

The acquisition will increase Terra’s annual production capacity for urea ammonium nitrate solutions (UAN), anhydrous ammonia (AA) and ammonium nitrate (AN) by 16%, 41% and 95%, respectively, making Terra the leading U.S. producer of UAN, AA and AN, and the leading U.K. producer of AA and AN.

Upon completion of the transaction, Terra will have the capacity to annually produce at its facilities (including the 50% interest in the Point Lisas facility):

•	4.4 million tons of UAN, the most versatile nitrogen fertilizer in North America;

•	4.8 million tons of AA, the basic ingredient for most nitrogen fertilizers and many industrial products; and

•	2.0 million tons of AN, the nitrogen fertilizer preferred by most British farmers and a popular nitrogen fertilizer source in the southeastern U.S.

Of Terra’s 4.8 million tons of AA production capacity, 8% will rely on natural gas sources in Trinidad, 75% in North America and 17% in the U.K.

Terra is also one of the largest U.S. producers of methanol, an ingredient in oxygenated fuels and a feedstock for other chemical processes.

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Following is selected, unaudited financial information for the 12 months ended June 30, 2004 for Terra and Mississippi Chemical’s nitrogen segment. The financial information concerning Mississippi Chemical does not reflect charges for asset impairments or losses on sales of fixed assets.

			Mississippi Chemical
(all figures in millions)	Terra		Domestic		Trinidad (a)
Revenues	$1,469.8		$337.2	(b)	$63.7
Operating income	$102.6	(c)	$12.4	(d)	$24.3
Depreciation & amortization	$102.3		$13.3		$7.9

(a)	Represents 50% of Point Lisas Nitrogen Limited’s unaudited amounts. At June 30, 2004, 50% of Point Lisas Nitrogen Limited had cash balances of $41.5 million and total term debt of $46.7 million.
(b)	Includes $32.2 million of ammonia sales to Mississippi Chemical’s phosphates business segment and revenue related to the resale of ammonia purchased from Point Lisas Nitrogen Limited.
(c)	Excludes $17.9 million of income from the recovery of product claim costs.
(d)	Domestic operating income excludes $21.8 million of equity income on Mississippi Chemical’s 50% interest in Point Lisas Nitrogen Limited.

Terms

Perry Principals Investments LLC, an affiliate of Perry Capital Management Inc., and Citigroup Global Markets, Inc., an affiliate of Citigroup, have entered into a commitment to extend the term of Mississippi Chemical’s debtor-in-possession term loan beyond Mississippi Chemical’s emergence from bankruptcy until four years from the closing of the transaction. Terra and Mississippi Chemical will use existing cash on hand to reduce the principal amount of this term loan to $125 million from $160 million and satisfy all other cash payments to creditors required by the amended plan of reorganization.

In addition, Terra would issue to certain of Mississippi Chemical’s unsecured creditors 14.75 million shares of Terra common stock and an amount of preferred stock, subject to certain post-closing adjustments as specified in the definitive agreement. Assuming the Closing Share Price as defined in the definitive agreement is equal to $6.14, (Terra’s closing share price on Friday August 6, 2004, the last trading day prior to the announcement of the agreement), Mississippi Chemical’s unsecured creditors would receive Terra common stock with a value of $90.6 million plus the preferred stock. The preferred stock to be issued to unsecured creditors will initially be set with a liquidation preference of $32.2 million. The projected working capital and other closing adjustments are currently anticipated to total $17.4 million. Under this projected scenario, Terra will issue preferred stock with a liquidation preference of $14.8 million and, within ten months of closing, Terra will have the option, but not the obligation, to redeem the preferred stock for 2.4 million to 3.4 million shares of Terra common stock to be determined based upon Terra’s stock price at closing. Based upon a Closing Share Price of $6.14 per share, Terra would have the right to redeem the preferred stock for 2.4 million Terra common shares. The final amount of the working capital and other post-closing adjustments will depend on various factors including, but not limited to: business performance, commodity prices and the terms of final separation of Mississippi Chemical’s phosphate business.

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The agreement also provides that Terra will issue 250,000 additional shares of Terra common stock for distribution to Mississippi Chemical shareholders. Under the amended plan of reorganization, Mississippi Chemical expects that substantially all unsecured creditors with allowed claims of $5,000 or less from the nitrogen business will be paid in cash, in full. Substantially all other unsecured creditors with allowed claims from the nitrogen business will be paid either cash equal to a specified percentage of their allowed claim or a pro-rata share of the pool of Terra common and preferred stock.

Anglo American

In a separate transaction, Anglo American plc (NASDAQ: AAUK), through a wholly-owned subsidiary, has entered into an agreement to sell in a private placement to an investor group led by Perry Capital 12.5 million of its shares of Terra common stock for $67 million. Upon completion of this sale, Anglo American will own approximately 25.1 million common shares of Terra, representing 32% of Terra’s outstanding shares. As previously announced, Anglo American plans to dispose of its interest in Terra, with timing based on market and other considerations.

Mr. Bennett said, “We are pleased to have Perry Capital and other leading investors acquire over 12 million shares of Terra at the same time that we announce this important strategic acquisition.”

Conditions and Closing

The transaction is subject to U.S. Bankruptcy Court approval, successful completion of the restructuring of Mississippi Chemical’s nitrogen and phosphate businesses, as well as customary regulatory approvals. The transaction is also subject to Terra’s ability to obtain the consent of Terra’s current working capital lenders.

The Terra acquisition will be the primary basis of Mississippi Chemical’s amended plan of reorganization. To facilitate Mississippi Chemical’s exit from bankruptcy as expeditiously as possible, however, the amended plan will also provide that should the Terra transaction not be consummated, Mississippi Chemical would emerge from bankruptcy on a standalone basis with secured financing provided by an existing commitment from Citigroup and Perry Capital. Under the standalone alternative, Mississippi Chemical’s debtor-in-possession financing would be retired, the same cash distributions would be made to holders of allowed unsecured claims as in the Terra transaction, Mississippi Chemical’s other unsecured creditors would receive substantially all of the common shares of the reorganized Mississippi Chemical, and Mississippi Chemical’s current shareholders would receive warrants to acquire common shares in the reorganized company.

Lazard LLC is serving as financial advisor to Terra. Kirkland & Ellis LLP is serving as legal advisor to Terra. Mississippi Chemical is being advised by Gordian Group LLC as its financial advisor, Glass & Associates, Inc., as its restructuring advisor, Vinson & Elkins LLP as its corporate counsel, and Phelps Dunbar LLP as its bankruptcy counsel. The Official Committee of Unsecured Creditors in Mississippi Chemical’s bankruptcy case is being advised by Chanin Capital Partners as its financial advisor and Orrick, Herrington & Sutcliffe LLP as its legal counsel.

Conference Call and Webcast

Terra management will conduct a conference call to discuss the transaction today, August 9, 2004, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The conference call will be webcast live from Terra’s web site at www.terraindustries.com.

About Mississippi Chemical

Mississippi Chemical Corporation is a leading North American producer of nitrogen products used as crop nutrients and in industrial applications. Production facilities are located in Mississippi, Louisiana, and through Point Lisas Nitrogen Limited, in The Republic of Trinidad and Tobago. Additional information is available on Mississippi Chemical’s web site, www.misschem.com.

About Terra

Terra Industries Inc., with 2003 revenues of $1.4 billion, is a leading international producer of nitrogen products. Headquartered in Sioux City, Iowa, Terra employs approximately 1,050 people in North America and the United Kingdom. Terra’s NYSE ticker symbol is TRA. Additional information is available on Terra’s web site, www.terraindustries.com.

Except for the historical statements and discussion contained herein, statements set forth in this news release constitute “forward-looking statements.” These forward-looking statements rely on a number of assumptions concerning future events, risks, and other uncertainties that are beyond Terra’s and Mississippi Chemical’s ability to control. Readers are cautioned that a number of factors could cause actual results to differ materially from the forward-looking statements, including without limitation: (i) the ability of Mississippi Chemical to operate pursuant to the terms of the debtor-in-possession revolving and term loan financing facilities, (ii) operating constraints, costs and uncertainties associated with the bankruptcy proceedings, (iii) the ability of Mississippi Chemical to confirm and consummate the amended plan of reorganization and to satisfy the closing conditions under the Terra Agreement or the exit financing commitment, (iv) the ability of Mississippi Chemical to receive trade credit, (v) the ability of Mississippi Chemical to maintain contracts that are critical to its operations, (vi) changes in matters which affect the global supply and demand of fertilizer products and industrial chemicals, (vii) high natural gas prices and the volatility of the natural gas market, (viii) a variety of conditions in the agricultural industry such as grain prices, planted acreage, projected grain stocks, U.S. government policies, weather, and changes in agricultural production methods, (ix) possible unscheduled plant outages and other operating difficulties, (x) price competition and capacity expansions and reductions from both domestic and international competitors, (xi) foreign government agricultural policies (in particular, the policies of the governments of India and China regarding fertilizer imports), (xii) the relative unpredictability of international and local economic conditions, (xiii) the relative value of the U.S. dollar, (xiv) regulations regarding the environment and the sale and transportation of fertilizer products, (xv) oil costs and the impact of war in the Middle East, (xvi) the occurrence of any national calamity or crisis, including an act of terrorism, (xvii) the continuing efficacy of unfair trade remedies, and the outcome of pending unfair trade remedy (antidumping) cases, (xviii) the companies’ ability to retain key employees, and (xix) other important factors affecting the fertilizer industry and the companies as detailed under the heading “Certain Business Factors” and elsewhere in Terra’s and Mississippi Chemical’s most recent Annual Reports on Form 10-K, which are on file with the Securities and Exchange Commission.

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Contacts:

For Terra:	For Mississippi Chemical:
Mark Rosenbury	Keith Johnson
(712) 279-8756	(662) 746-4131